Exhibit 99.2

Electromed, Inc.

FY2016 Q3 Letter to Shareholders

Making life’s important moments possible – one breath at a time.

To Our Shareholders:

It is once again my pleasure to be writing to you, our Electromed shareholders, to review the Company’s third quarter results, market trends and the progress we’re making to achieve our strategic objectives. The third quarter of fiscal 2016 was a strong one for the Company as we grew our net revenues 32.5% and increased net income by earnings per share to $0.06 versus $0.00, both compared to the third quarter of fiscal 2015. The revenue increase was driven primarily by strong growth in domestic homecare – the largest percentage of our revenue – which consists of SmartVest® systems prescribed to people with chronically compromised airway clearance for use in their homes. We also saw growth in the international segment while the institutional segment, in which our devices are used in hospitals and other similar settings, declined modestly.

Our gross margin improved notably to 76.7% of sales from 69.3% in the third quarter of fiscal 2015 due primarily to higher domestic home care revenues, higher approval percentage on devices shipped, and higher average selling price per unit. Operating expenses, while higher in the third quarter this year compared to last year, increased at a slower rate than revenues, providing additional operating leverage. We expect operating expenses to continue to increase in the coming quarters as we expand our domestic sales force approximately 20%, provide our customers valued device features and continue to enhance our superior service model and world-class reimbursement support.

We are seeing positive trends in several aspects of our business that are leading to strong revenue growth in recent quarters and, particularly, in the third quarter. First, our reimbursement processes improved, which has resulted in a higher conversion of referrals (prescriptions for our device) into reimbursement approvals for the SmartVest system by a third-party payer. Second, we continue to focus on sales execution and have seen solid improvements in certain territories we are working to expand. While we manage to that objective, we have experienced some sales turnover, although we expect minimal impact to the number of referrals we generate in future quarters. We view this turnover as largely incidental to the larger goal of increased sales productivity by growing referrals with existing clinicians as well as deeper penetration of new accounts.

Recently we began communicating to clinicians the results of a detailed third-party study, which compared the oscillatory trough pressures delivered by three high frequency chest wall oscillation (HFCWO) systems, including the SmartVest SQL® Airway Clearance System, and determined the difference in decompression between systems. The results are encouraging, indicating the SmartVest system consistently delivers lower oscillatory trough pressure and greater percent decompression, or the difference between oscillatory peak and trough pressures during oscillation cycles. This difference “may allow a patient to breathe more easily during HFCWO therapy1, and may lead to a more comfortable treatment.” These results are being shared with clinicians through our sales team, bolstering the case for the SmartVest system as the ideal choice for HFCWO therapy.

The progress substantiating the benefits of HFCWO therapy and the SmartVest system is critical to grow referrals in the adult pulmonology market, our primary focus. As the population ages, the occurrence of chronic respiratory conditions, including COPD (chronic obstructive pulmonary disease) and bronchiectasis, continues to increase. In particular, bronchiectasis, which is characterized by the chronic, abnormal widening of one or more of the bronchi, often leads to recurring respiratory infections. Improved identification and diagnosis of bronchiectasis is leading to more frequent prescriptions for HFCWO therapy, a trend, we believe, is likely to continue.

1 Milla CE, Hansen LG, Weber A, Warwick WJ. High-frequency chest compression: effect of the third generation compression waveform. Biomed Instrum Technol 2004;38:322–8.

Another factor differentiating Electromed is our commitment to, and delivery of, exceptional patient service. We understand that using HFCWO therapy can change a patient’s life for the better and we also understand that for certain patients, additional support may be needed to maintain adherence to prescribed therapy. That is why our patient services team is so critical to growing our business, by taking the time and effort to support each patient. We hear over and over what a difference that is making for our patients. We believe it is another differentiator for Electromed and one of which we are very proud.

I am honored to lead the Electromed team and to see every day their commitment to our patients, our products and our success; they deserve great credit for their persistence and dedication. I am also grateful for the support of you, our shareholders.

Kathleen S. Skarvan

President and Chief Executive Officer

Cautionary Statements

Certain statements in this letter constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this letter include estimated trends in revenue, margin and profits, changes in sales force size and composition and sales execution, customer service levels, and expectations for market growth. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter.